Exhibit 10.39

NON-QUALIFIED STOCK OPTION AGREEMENT
2003 LONG-TERM INCENTIVE PLAN

1.	The Option. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby grants to you, the individual named above, as of the above Grant Date, an option (the “Option”) to purchase the above number of shares of common stock of the Company (the “Common Stock”), for the above Option Price Per Share, on the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Medtronic, Inc. 2003 Long-Term Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.
2.	Exercise of Option. The exercise of the Option is subject to the following conditions and restrictions:
(a)	Expiration. Upon vesting of the underlying shares, the Option may be exercised in whole or in part until the earlier of (i) the above Expiration Date, or (ii) the expiration of the applicable period following your termination of employment with the Company or one of its subsidiaries, as provided in Sections 2(c), (d) or (e) below.
(b)	Schedule of Exercisability. The Option shall become vested and exercisable to the extent of ___% of the above number of shares of Common Stock on _____________________. Once a portion of the Option has become exercisable, that portion may be exercised at any time thereafter, subject to the provisions of Paragraph 2(a) above.
(c)	Death. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon your death, and may be exercised by your Successor (as defined below) at any time, or from time to time, within five years after the date of your death. For purposes of this Agreement, the term “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest or inheritance, or valid beneficiary designation (as provided in Section 15 of the Plan), acquire the right to exercise the Option.
(d)	Disability or Retirement. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon your Disability or Retirement (as each such term is defined below), and you may exercise your Option at any time, or from time to time, within five years after the date of Retirement or determination of Disability. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.
(e)	Termination for Any Other Reason. In the event your employment with the Company terminates for any reason other than those specified in Sections 2(c) and 2(d), the unvested portion of the Option will terminate as of 11:00 p.m. CT (midnight ET) on the date of termination of your employment. You may exercise that portion of the Option that was vested but unexercised as of the date of termination of your employment for thirty (30) days following the date of termination of your employment. At 11:00 p.m. CT (midnight ET) on the date 30 days after the date of termination of your employment, the Option will expire.
(f)	Change in Control. Notwithstanding the schedule of exercisability set forth in Section 2(b) above, the Option shall become immediately exercisable in full upon the occurrence of a Change in Control.
(g)	Expiration of Term. Notwithstanding the foregoing paragraphs (a)-(f), in no event shall the Option be exercisable after the Expiration Date.
3.	Manner of Exercise. To exercise your Option, you must deliver notice of exercise (the “Notice”) to the administrator (the “Administrator”) designated by the Company to provide services relating to the administration of the Plan at the time of your exercise. The Notice must be given in the manner specified by the Administrator and must specify the number of shares of Common Stock (the “Shares”) as to which the Option is being exercised and must be accompanied by payment of the purchase price for the Shares in cash, check, or by the delivery of Common Stock already owned by you, or by a combination thereof, pursuant to such forms and subject to such conditions as may be prescribed from time to time by the Committee.
Exercise shall be deemed to occur on the earlier of the date the Notice and option cost payment are received by the Administrator or the date you simultaneously exercise the Option and sell the shares, using the proceeds from such sale to pay the purchase price.
4.	Withholding Taxes. You are responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise of the Option. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option. In lieu of all or any part of a cash payment, you may elect to have a portion of the Shares otherwise issuable upon exercise of the Option withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Option exercise with such Shares valued in the same manner as used in computing such withholding taxes. Any fractional share amount due relating to such tax withholding will be rounded up to the nearest whole share and the additional amount will be added to your federal withholding.
5.	Forfeitures. If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof pursuant to this Option within the period beginning six months prior to termination of your employment with the Company or any Affiliate and ending when the Option expires in accordance with Section 2(a), the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to this Option (or its economic value as of the date of the exercise of the Option), in the event that you engage in any of the following activities:
a.	performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your termination of employment with the Company or any Affiliate;
b.	unauthorized disclosure of material proprietary information of the Company or any Affiliate;
c.	a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or
d.	any other occurrence determined by the Committee.

The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity, but in no event later than 12 months after your termination of employment with the Company or any Affiliate. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 5 by preventing or terminating the exercise of any rights under this Option or the acquisition of Shares or cash thereunder.

If you fail or refuse to forfeit the cash and/or Shares demanded by the Company (adjusted for any events described in Section 11(a) of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of termination of your employment with the Company or any Affiliate and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

6.	Transferability. Upon prior written approval of the Corporate Secretary of the Company, in his or her discretion, this Option may be transferred to a member of your “immediate family” (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act, or any successor rule or regulation) or to one or more trusts whose beneficiaries are members of your “immediate family” or partnerships in which such family members are the only partners; provided, however, that (1) you receive no consideration for the transfer and (2) the transferred Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to its transfer.
7.	Conversion to Stock-Settled Stock Appreciation Rights. At any time following the Grant Date, the Company may convert this Option to a stock-settled Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, you shall receive Common Stock with a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the aggregate of (a) the Option Price Per Share multiplied by the number of Shares and (b) the amount of any taxes required to be withheld as a result of such exercise.
8.	Agreement. Your receipt of the Option and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan.

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Administrator’s Internet website or HROC – Stock Administration’s intranet website. You may also request written copies by contacting HROC - Stock Administration at 763.514.1500.

HROC - Stock Administration, MS V235
Medtronic, Inc.
3850 Victoria Street North
Shoreview, MN 55126-2978